Free Writing Prospectus

Filed Pursuant to Rule 433

Dated January 18, 2017

Registration Statement Nos. 333-205966 and

333-205966-05

$1.57+bn Ford Credit Auto Owner Trust 2017-A Full Pricing
JT-BOOKS: BNP, Bradesco, Citi, GS, SG
Co-Manager: Banco do Brasil
Selling Group: Drexel Hamilton, Great Pacific Securities, Loop Capital

CLASS	$AMT(MM)	WAL	M/F	E. Fin	L. Fin	BENCH	SPREAD	YLD	CPN	PX
A-1	346.400	0.27	P-1/F1+	08/17	02/15/18	YLD%		0.84	0.84	100.00000
A-2a	400.000	1.05	Aaa/AAA	09/18	12/15/19	EDSF	+10bp	1.335	1.33	99.99866
A-2b	159.800	1.05	Aaa/AAA	09/18	12/15/19	1ML	+12bp			100.00000
A-3	451.500	2.25	Aaa/AAA	01/20	06/15/21	ISWP	+15bp	1.676	1.67	99.99963
A-4	135.500	3.25	Aaa/AAA	06/20	04/15/22	ISWP	+23bp	1.933	1.92	99.98344
B	47.150	3.39	Aa1/AA	06/20	06/15/22	ISWP	+53bp	2.253	2.24	99.99190
C	31.440	3.39	Aa3/A	06/20	07/15/23	ISWP	+70bp	2.423	2.41	99.99725

Ticker	:	FORDO 2017-A	Registration	:	SEC Registered
Rating Agencies	:	Moody’s, Fitch	ERISA Eligible	:	Yes
Pxg Speed	:	1.4% ABS to 10% call	First Pay	:	2/15/2017
Min Denoms	:	$1k by $1k	Bill & Deliver	:	Citi
Settle	:	1/25/2017

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at https://urldefense.proofpoint.com/v2/url?u=http-3A_www.sec.gov&d=DQIGaQ&c=j-EkbjBYwkAB4f8ZbVn1Fw&r=O8KUb_H9nyqIMVB3BV4SxqvDnsK4QxU0TvM64Vu
Y8R4&m=kxFhv3LrAkus9vPdOfaL8VueL502uCYtY5Iwoa9fgOE&s=6akN054FF_PN4Pv8EFphFq96GOqkWbj5HA4aVipRDGc&e= . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.